Exhibit 2.2

FORM OF

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Twin Hospitality Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in accordance with Section 151 of the DGCL, does hereby certify that:

1. The name of the corporation is Twin Hospitality Group Inc. (the “Corporation”).

2. The Amended and Restated Certificate of Incorporation of the Corporation (as it may be amended or restated further from time to time, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 16, 2024.

3. The Certificate of Incorporation provides for a class of the Corporation’s authorized stock known as Preferred Stock, par value $0.0001 per share (“Preferred Stock”), comprised of 10,000,000 shares, issuable from time to time in one or more series.

4. Pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, and pursuant to the provisions of Sections 103 and 151(g) of the DGCL, said Board of Directors, on November ___, 2025, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series A Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that, pursuant to authority given by Article IV of the Certificate of Incorporation, which authorizes the Corporation to issue up to 10,000,000 shares of Preferred Stock, the Board of Directors of the Corporation hereby adopts this Certificate of Designation of Rights and Preferences (this “Certificate of Designation”) for the purpose of creating a new series of Preferred Stock of the Corporation classified and designated as Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions of the Series A Preferred Stock as follows:

Section 1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” and the number of shares constituting such series shall be 10,000,000 shares. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Such number of shares of Series A Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

Section 2. No Maturity, Sinking Fund; No Mandatory Redemption. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund for the payment of the redemption price or mandatory redemption, and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series A Preferred Stock. The Corporation is not required to set aside funds to redeem the Series A Preferred Stock.

Section 3. Ranking. The Series A Preferred Stock will rank: (i) senior to all classes or series of our common stock; (ii) on parity with any future class or series of our equity securities expressly designated as ranking on parity with the Series A Preferred Stock; (iii) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and; and (iv) effectively junior to all our existing and future indebtedness (including any indebtedness that may be convertible into our Class A Common Stock, par value $0.0001 per share (the “Common Stock”) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries. For purposes of clarification, the terms of the Series A Preferred Stock shall not limit the Corporation’s ability to (i) incur indebtedness or (ii) issue additional equity securities that are senior, equal or junior in rank to the shares of Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Section 4. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock as to dividend rights, holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the annual rate of 7.0% on $          liquidation preference per share of the Series A Preferred Stock. Such dividends shall accrue and be cumulative from and including the first date on which any shares of Series A Preferred Stock are issued (the “Original Issue Date”), or, if later, the most recent Dividend Payment Date (as defined below) to which dividends have been paid in full (or declared and the corresponding Dividend Record Date (as defined below) for determining stockholders entitled to payment thereof has passed), and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on January 15, 2026, provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day; provided, further, that no dividends shall accrue on any share of Series A Preferred Stock for any Dividend Period (as defined below) having a Dividend Record Date before the date such share of Series A Preferred Stock was issued. The amount of any dividend payable on the Series A Preferred Stock for any period greater or less than a full Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date. Notwithstanding any provision to the contrary contained herein, each holder of an outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than thirty (30) days or fewer than ten (10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the fifteenth (15th) calendar day of the month following the last month of a quarterly period, commencing with the Corporation’s fourth fiscal quarter of 2025. “Dividend Period” shall mean the respective periods commencing on the first (1st) day of the first month of a quarterly period and ending on and including the day preceding the first (1st) day of the first month of the next succeeding quarterly period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on the day preceding the first (1st) day of the first month of the next succeeding quarterly period after the Original Issue Date). The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a federal legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation, or executive order to close. Notwithstanding the foregoing, no dividends shall accrue or be payable on any share of Series A Preferred Stock for any period after the second (2nd) anniversary of the Original Issue Date.

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(b) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accrue as of the Dividend Payment Date on which they first become payable.

(d) Notwithstanding the provisions of this Section 4 or Section 6 and regardless of whether dividends are paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock or the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock for any or all Dividend Periods, the Corporation shall not be prohibited or limited from (i) paying dividends on any shares of stock of the Corporation in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution, and winding up, (ii) converting or exchanging any shares of stock of the Corporation for shares of any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution, and winding up, or (iii) purchasing or acquiring shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

Section 5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation and any class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, senior to the Series A Preferred Stock, a liquidation preference of $          per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to rights upon the Corporation’s liquidation, dissolution, or winding up, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution, or winding up, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not fewer than thirty (30) days or more than sixty (60) days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, merger, or conversion of the Corporation with or into any other corporation, trust, or entity, or the voluntary sale, lease, transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution, or winding up of the Corporation.

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(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption, or other acquisition of shares of capital stock of the Corporation or otherwise is permitted under the DGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 6. Voting Rights. The Corporation may not amend the Certificate of Incorporation or this Certificate of Designation (whether by merger, consolidation, or otherwise) to adversely change the terms of the Series A Preferred Stock without the affirmative vote of at least a majority of the votes entitled to be cast on that matter by the holders of the outstanding shares of Series A Preferred Stock, voting together as a class; provided, that the number of authorized shares of Preferred Stock under the Certificate of Incorporation and/or Series A Preferred Stock under this Certificate of Designation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Preferred Stock or Series A Preferred Stock voting separately as a class shall be required therefor. Other than the rights set forth in this Section 6, the Series A Preferred Stock shall have no voting rights.

Section 7. Conversion.

(a) Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date, at the option of the holder thereof, into one (1) share of Common Stock. Holders shall effect conversions by providing the Corporation with a completed duly executed form of conversion notice attached hereto as Exhibit A (a “Notice of Conversion”). Other than a conversion following a Fundamental Transaction or following a notice provided for, the Notice of Conversion must specify a number of shares of Series A Preferred Stock to be converted equal to the number of shares of Series A Preferred Stock then held by the holder. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the holder’s election, whether the applicable Conversion Shares shall be credited to the account of the holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which a conversion shall be deemed effective (the “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and duly executed, is sent by facsimile to, and received during regular business hours by, the Corporation; provided that the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. The following events are deemed as “Fundamental Transactions”: (i) a Change of Control; (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance, or other disposition of all or substantially all of its assets in one or a series of related transactions; and (iii) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization, or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash, or property. “Change of Control” shall mean when, after the original issuance of the Series A Preferred Stock, any of the following has occurred and is continuing: (i) any sale, lease, or transfer, exclusive license or other dispositions (or series of sales, leases, transfers, exclusive licenses or other dispositions) of all or substantially all of the assets of the Corporation and its subsidiaries; (ii) any sale, transfer or issuance (or series of sales, transfers or issuances) of Voting Stock by the Corporation or the holders of Voting Stock of the Corporation that results in the inability of the holders of Voting Stock immediately prior to such sale, transfer or issuance to designate or elect a majority of the Board of Directors of the Corporation; or (iii) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another person (whether or not the Corporation is the surviving corporation) that results in the inability of the beneficial holders of Voting Stock of the Corporation, immediately prior to such merger, consolidation, recapitalization or reorganization, to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company. “Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors of the Corporation.

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(b) Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such holder (together with such holder’s affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Securities Exchange Commission (“SEC”), including any “group” of which the holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such holder or any of its affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such holder or any of its affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the SEC. It is understood that the number of shares of Common Stock beneficially owned by each Investor shall be aggregated with each other Investor for purposes of Section 13(d) of the Exchange Act. For purposes of this Section 7(b), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with SEC, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the SEC, or (C) a notice filed with the SEC or otherwise publicly available. The Corporation shall not be obligated to confirm the number of outstanding shares of Common Stock in response to a holder’s direct request. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the holder. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion. The Corporation shall be entitled to rely on representations made to it by the holder in any Notice of Conversion regarding its Beneficial Ownership Limitation.

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(c) Mechanics of Conversion.

(i) Not later than three (3) Trading Days after the applicable Conversion Date, or if the holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”) the Corporation shall (a) deliver, or cause to be delivered, to the converting holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such holder any original Series A Preferred Stock certificate delivered to the Corporation and such holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the holder through the DWAC system, representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, and nonassessable.

(iii) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which a holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(iv) The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the person or entity requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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(d) Upon each Conversion Date, (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

(e) At any time after the Original Issue Date, the Corporation shall have the right to cause all (but not less than all) of the then-outstanding shares of Series A Preferred Stock to be automatically converted into Common Stock at the conversion ratio set forth in Section 7(a) upon the occurrence of any of the following events: (i) the consummation of a Change of Control; (ii) the closing price of the Common Stock is at or above $            per share for ten (10) consecutive Trading Days; or (iii) the Corporation consummates a firm commitment public offering of the Common Stock resulting in gross proceeds to the Corporation of at least $25 million at an offering price per share equal to or greater than $           . The Corporation shall provide not less than five (5) nor more than ten (10) Business Days’ prior written notice to the holders of record of Series A Preferred Stock of such mandatory conversion.

(f) Effective on the date that is the third (3rd) anniversary of the Original Issue Date (the “Automatic Conversion Date”), each share of Series A Preferred Stock then outstanding shall automatically convert into one (1) share of Common Stock (subject to adjustment as provided in this Certificate of Designation) without any action on the part of the holder thereof. The Corporation shall deliver to each holder of Series A Preferred Stock a written notice of such automatic conversion not less than five (5) Trading Days before the Automatic Conversion Date. From and after the Automatic Conversion Date, all rights of the holders of Series A Preferred Stock shall terminate, except for the right to receive Common Stock upon conversion thereof. The Corporation shall not be required to issue fractional shares of Common Stock upon such conversion and shall round up any fractional shares to the next whole share.

Section 8. No Preemptive Rights. No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

Section 9. Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

Section 10. Exclusion of Other Rights. The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation and this Certificate of Designation.

Section 11. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 12. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series A Preferred Stock set forth in this Certificate of Designation are invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of Series A Preferred Stock set forth in this Certificate of Designation which can be given effect without the invalid, unlawful, or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by the undersigned officer of the Corporation as of this ____ day of November 2025.

TWIN HOSPITALITY GROUP INC.

By:
Name:
Title:

8

EXHIBIT A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned holder hereby irrevocably elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, represented by stock certificate No(s). ______ (the “Preferred Stock Certificates”) into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Twin Hospitality Group Inc., a Delaware corporation, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation or Rights and Preferences of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation on November ___, 2025.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned holder (together with such holder’s affiliates, and any other person or entity whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the SEC, including any “group” of which the holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such holder or any of its Affiliates that are subject to a limitation on conversion of the Certificate of Designation, is 9.99%. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the SEC.

Conversion calculations:

Date to Effect Conversion: _______________________________________________________________________

Number of shares of Series A Preferred Stock owned prior to Conversion: ____________________________________

Number of shares of Series A Preferred Stock to be Converted: ____________________________________________

Number of shares of Common Stock to be Issued: ______________________________________________________

Address for delivery of physical certificates: __________________________________________________________

or

for DWAC Delivery: ____________________________________________________________________________

DWAC Instructions: ____________________________________________________________________________

Broker no: ____________________________________________________________________________________

Account no: __________________________________________________________________________________

[HOLDER]

By:
Name:
Title:
Date:

A-1